Exhibit 10.42

GUARANTY AGREEMENT

This Guaranty Agreement (the “Guaranty”) is made and given as of the 30th day of August, 2001, by ASTROTECH SPACE OPERATIONS, INC., a Delaware corporation whose address is 300 D Street SW, Suite 814, Washington, DC 20024 (hereafter referred to as the “Guarantor”) to SOUTHTRUST BANK, an Alabama banking corporation (the “Bank”).

A. Astrotech Florida Holdings, Inc. (“Borrower”) and the Bank are parties to a Credit Agreement (the “Credit Agreement”) of even date herewith relating to an Acquisition and Construction Loan (the “Construction Loan”) in the amount of up to $20,000,000.00 that is subject to renewal and conversion as a Term Loan (the “Term Loan”) of up to $20,000,000.00 (collectively, the “Loan”) pursuant to the Credit Agreement. The Construction Loan is evidenced by Borrower’s Acquisition and Construction Loan Note of even date herewith in the principal amount of up to $20,000,000.00 and the Term Loan shall be evidenced by Borrower’s Term Loan Note in the amount of up to $20,000,000.00 (collectively, the “Note”). Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Credit Agreement (the Credit Agreement, the Note and all documents executed in connection with the transactions contemplated thereby being referred to collectively as the “Loan Documents”).

B. The Bank has required this Guaranty from Guarantor as a condition of and as consideration for Bank’s entering into the Credit Agreement and Bank would not enter into the Credit Agreement or make the Loan to Borrower without being given this Guaranty.

In consideration of and as an inducement to Bank’s entering into the Credit Agreement, the undersigned Guarantor hereby absolutely and unconditionally guarantees to the Bank payment and collection in full of all sums due to Bank under and pursuant to the Note and the Loan Documents including, without limitation, all interest and expenses payable to Bank thereunder, whether at maturity or otherwise and the full performance of all obligations of the Borrower under the Notes and the Loan Documents all within the applicable grace or curative periods provided in the Loan Documents (all of the foregoing guarantied obligations of the Borrower being referred to collectively as the “Obligations”). Guarantor’s obligations hereunder shall be unconditional irrespective of, among other things, the lack of genuiness, validity, regularity or enforceability of the Loan Documents or of the obligations of the Borrower evidenced thereby, any and all suretyship defenses otherwise available to Guarantor which are hereby expressly waived and any other bar to the enforceability of this Guaranty or of the Loan Documents against either the Guarantor or the Borrower, as the case may be. Guarantor shall, in an Event of Default under the Loan Documents, pay all amounts due to the Bank under the Loan Documents on demand by the Bank without defense or set off, and Bank shall not be required, as a condition of such payment, to first proceed to preserve, utilize or exhaust any other right or remedy against the Borrower, any other guarantor or any collateral or security.

The Guarantor expressly waives acceptance of this Guaranty by the Bank, presentment and demand for payment, protest, notice of protest and notice of dishonor or non payment of any obligation of the Borrower other than as set forth above; any right to require suit against the Borrower or any other party before enforcing this Guaranty; any right to have security applied before enforcing this Guaranty; and any right of subrogation to the Bank’s rights against the Borrower until Borrower’s obligations to the Bank are paid in full.

The Guarantor hereby consents and agrees that renewals and extensions of time of payment, surrender, release, exchange, substitution, dealing with or taking of additional collateral security, taking or release of other guaranties, abstaining from taking advantage of or realizing upon any collateral security or other guaranties and any and all other forebearances or indulgences granted by the Bank to the Borrower or any other party may be made, granted and effected by the Bank without notice to the Guarantor and without in any manner affecting its liability hereunder.

Subject to any applicable curative period provided in the Credit Agreement, in the event that a petition in bankruptcy or for an arrangement or reorganization of the Borrower under the bankruptcy laws or for the appointment of a receiver for the Borrower or any of its property is filed by or against the Borrower, or if the Borrower shall make an assignment for the benefit of creditors or shall become insolvent, all indebtedness of the Borrower shall, for the purposes of this Guaranty, be deemed to have become immediately due and payable.

Any notice to Guarantor by the Bank at any time shall not imply that such notice or any further or similar notice was required.

The Guarantor further agrees to pay to the Bank any and all costs, expenses and reasonable attorneys’ fees paid or incurred by the Bank in collecting or endeavoring to collect the indebtedness of the Borrower or in enforcing or endeavoring to enforce this Guaranty whether out of court, in trial, on appeal, in bankruptcy or otherwise.

The Guarantor further covenants and agrees with the Bank that during such time as this Guaranty is in effect, the Guarantor will make no material adverse change in its financial status as determined by the Bank in the exercise of its reasonable discretion. In the event of any breach of said covenant and agreement, all obligations of the Borrower under the Notes and the Loan Documents, regardless of their terms shall, at the Bank’s discretion, be deemed for the purposes of this Guaranty to have become matured, and at the Bank’s election, the Guarantor shall promptly pay and perform all of obligations of Borrower to the Bank, and the Bank may take any action deemed necessary or advisable to enforce this Guaranty.

In the event of any breach of the covenants and agreements of Guarantor under this Guaranty which (except for a payment default for which no curative period is applicable) are not cured within thirty (30) days after the earlier to occur of actual notice by Guarantor or receipt of written notice by Guarantor of such breach from Bank, all obligations of the Borrower under the Notes and the Loan Documents, regardless of their terms shall, at the Bank’s discretion, be deemed for the purposes of this Guaranty to have become matured, and at the Bank’s election, the Guarantor shall promptly pay and perform all of the obligations of Borrower to the Bank, and the Bank may take any action deemed necessary or advisable to enforce this Guaranty.

The provisions of this Guaranty are for the benefit of Bank and its respective successors and assigns, and nothing herein contained shall impair as between any obligor and Bank the obligations of any obligor under the Loan Documents.

This Guaranty contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter and cannot be amended or supplemented, except by a written agreement signed by such Guarantor and Bank.

In the event that any one or more of the provisions contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and of the remaining provisions of this Guaranty shall not be in any way impaired.

The failure of Bank to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against Bank, nor excuse Guarantor from Guarantor’s obligations hereunder. Any waiver of any such right or remedy must be in writing and signed by Bank.

A.	REPRESENTATIONS AND WARRANTIES:

In order to induce the Bank to accept this Guaranty, the Guarantor represents, warrants covenants and agrees that:

1. Incorporation, Good Standing, and Due Qualification. Guarantor is a corporation duly organized, validly existing, and having an active status under the laws of the State of Delaware; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified and in good standing under the laws of each jurisdiction in which such qualification is required, if any.

2. Corporate Power and Authority. The execution, delivery, and performance by the Guarantor of this Guaranty has been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders or of any other corporation or business entity; (2) contravene either Guarantor’s Certificate of Incorporation or By-Laws; (3) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Guarantor; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Guarantor is a party or by which it or its properties may be bound or affected; (5) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Guarantor other than those created by the Loan Documents in favor of the Bank; or (6) cause the Guarantor to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

3. Legally Enforceable Agreement. This Guaranty and each of the other Loan Documents to which Guarantor is a party are legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally, and principles of equity. Guarantor represents and warrants that it is not insolvent or contemplating filing a voluntary petition for bankruptcy nor is Guarantor aware of any possibility or threat of being subject to any petition for involuntary bankruptcy.

4. Financial Statements. All financial statements of Guarantor which have been furnished to the Bank by the Guarantor are complete and correct and fairly present, in all material respects, the financial condition of the Guarantor and the results of the operations of the Guarantor for the periods covered by such statements, all in accordance with GAAP and there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Guarantor. There are no liabilities of the Guarantor fixed or contingent, which are material but are not reflected in financial statements provided to the Bank or in the notes thereto, other than liabilities arising in the ordinary course of business. No information, exhibit, or report relating to the Guarantor furnished by the Guarantor to the Bank in connection with the negotiation of or pursuant to the Loan Documents or this Guaranty contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. Any financial projections in respect of Guarantor provided to the Bank have been prepared based upon present facts and using assumptions which Guarantor believes to be fair and reasonable.

5. Labor Disputes and Acts of God. Neither the business nor the properties of the Guarantor or any Affiliate are now affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty, nor does the Borrower have any reason to believe that either of them will be affected in the future, by any strike, lockout or other labor dispute or embargo (whether or not any of the foregoing are covered by insurance) materially and adversely affecting such business or properties or the operation of the Guarantor or any Affiliate.

6. Other Agreements. Guarantor is not a party to any indenture, loan, or credit agreement or, to Guarantor’s knowledge, to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Guarantor, or the ability of the Guarantor to carry out its obligations under this Guaranty or under any Loan Documents to which Guarantor is a party. Guarantor is not in default in respect of payment or, to its knowledge, in any other respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party except where such default does not have and will not have a material adverse effect on guarantor, its business, assets, properties or financial condition.

7. Litigation. There is no pending or, to Guarantor’s knowledge, threatened action or proceedings against or affecting either of the Guarantor before any court, governmental agency or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Guarantor or the ability of the Guarantor to perform its obligation under this Guaranty or under the Loan Documents to which Guarantor is a party.

8. No Defaults on Outstanding Judgments or Orders. The Guarantor is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

9. Ownership and Liens. The Guarantor has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to above and all properties and assets pledged as collateral to the Bank to secure Guarantor’s obligations under the Stock Pledge and Security Agreement in support of this Guaranty (the “Guaranty Collateral”), and none of the Guaranty Collateral is subject to any Lien, except the Lien of the Bank.

10. ERISA. The Guarantor represents and warrants that it has no Plans that are subject to ERISA.

11. Operation of Business. To the best of Guarantor’s knowledge, the Guarantor possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto (except where the failure to obtain same does not have and will not have a material adverse effect on the Guarantor, its business, assets, properties or financial condition), to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Guarantor is not in violation of any valid rights of others with respect to any of the foregoing.

12. Taxes. The Guarantor has filed (or has timely filed extensions for) all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon which are due, including interest and penalties, except for such taxes as may be contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

B.	AFFIRMATIVE COVENANTS

So long as the Notes shall remain unpaid the Guarantor shall:

1. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Guarantor.

3. Maintenance of Properties. Maintain, keep, and preserve, all of its properties (corporeal or incorporeal) necessary or useful in the proper conduct of its business, in the aggregate, in reasonable working order and condition, ordinary wear and tear excepted.

4. Conduct of Business. Continue to engage in an efficient and economical manner in the business conducted by Guarantor on the date of Closing the Acquisition and Construction Loan.

5. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof, and shall include, without limitation, as applicable to Guarantor’s business activities (i) Builder’s Risk

Insurance, (ii) fire, theft and casualty insurance in an amount of not less than full insurable value of the covered assets, and (iii) public liability insurance including, without limitation automobile and appropriate liability coverage in not less than the amounts of present coverage in existence on the date of this Agreement, and (iv) business interruption insurance. Guarantor shall immediately notify the Bank upon the occurrence of any business interruption or of any casualty, damage or loss to its assets or seizure of any assets in excess of $1,000,000 for any reason including, without limitation, action of any foreign government.

6. Compliance with Laws. Guarantor shall comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property provided, however, that Guarantor shall have the right in good faith to contest the imposition of any tax or the levy of any assessment or governmental charge so long as non-payment during such contest does not result in the imposition of a Lien upon the Guaranty Collateral.

7. Right of Inspection. Guarantor shall, at any reasonable time and from time to time and upon reasonable notice to Guarantor, permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor, and to discuss the affairs, finances, and accounts of the Guarantor with any of their respective officers and directors and the Guarantor’s independent accountants. Such inspection shall be conducted during normal business hours and, to the extent practicable, shall not unreasonably interfere with Guarantor’s normal business affairs.

8. Reporting Requirements. Furnish to the Bank:

(1) Interim financial statements. As soon as available and in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Guarantor, combining and combined balance sheets of the Guarantor as of the end of such quarter, statements of income and retained earnings of the Guarantor for the period commencing at the end of the previous fiscal year, if any, and ending with the end of such quarter, and a balance sheet and statement of change in financial position of the Guarantor for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, if any, and all prepared in accordance with GAAP consistently applied and certified by their respective chief financial officers (subject to year-end adjustments);

(2) Annual financial statements. (a) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, financial statements of Guarantor on a consolidated and consolidating basis including, without limitation, a balance sheet as of the end of such fiscal year and a statement of income and retained earnings for such fiscal year, and a statement of change in financial position, all in reasonable detail and . stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, if any, and all prepared in accordance with GAAP consistently applied by an independent accounting firm selected by Guarantor and reasonably acceptable to the Bank; and

(b) (a) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, combining and combined balance sheets of the Guarantor as of the end of such fiscal year, statements of income and retained earnings of the Guarantor for the period commencing at the end of the previous fiscal year, and a balance sheet and statement of change in financial position of the Guarantor for the fiscal year just ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, if any, and all prepared in accordance with GAAP consistently applied and certified by their respective chief financial officers (subject to year-end adjustments);

(3) Environmental Reports. Within thirty (30) days after Guarantor or any Subsidiary sending same to any federal, state or local environmental regulatory agency, copies of any reports or assessments relating to the environmental condition of the Real Property Collateral including, without limitation, reports or assessments relating to the presence, suspected presence, release or discharge or suspected release or discharge of any Hazardous Material or Hazardous Substance in or into the air, soil, surface water, groundwater or soil vapor at, on, about, under, or within any of the Real Property Collateral or any portion thereof. For the purposes hereof, the terms “Hazardous Material” and “Hazardous Substance” shall have the meanings ascribed thereto in the Mortgage and in the Environmental Indemnification Agreement between the Bank and the Guarantor relating to the Real Property Collateral.

(4) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, against or, to Guarantor’s knowledge, materially affecting the Guarantor or any Subsidiary, which, if determined adversely to the Guarantor or such Subsidiary, would have a material adverse effect on the financial condition, properties, or operations of the Guarantor or such Subsidiary;

(5) Notice of Defaults and Events of Default. Immediately after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Guarantor with respect thereto;

(6) Reports to other creditors. Upon reasonable request by the Bank made not more frequently than quarterly, promptly after the furnishing thereof by Guarantor or any Affiliate, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Bank;

(7) Notice of acquisition, bulk sale, merger or change in control. Prior to any (i) proposed acquisition of control of or purchase of all or any substantial part of the assets of any corporation or business entity by Guarantor; (ii) sale of all or any substantial part of the assets of the Guarantor; (iii) any merger by the Guarantor with any other entity whether or not Guarantor is to survive the merger; or (iv) change in ownership or voting control of 5% or more of the common stock of Guarantor entitled to vote; Guarantor shall provide the Bank with not less than thirty (30) days advance written notice.

(8) Notice of Business Interruption, etc. After the Completion Date Guarantor shall, within ten (10) Business Days of Guarantor becoming aware of the occurrence thereof, notify the Bank of the occurrence of any business interruption (other than a planned seasonal shutdown), casualty or damage or loss of property which could have a material adverse effect on the business of the Guarantor for any reason including, but not limited to, any action of any foreign government.

(9) General information. Such other information respecting the condition or operations, financial or otherwise, of the Guarantor or any Subsidiary as the Bank may from time to time reasonably request.

C.	NEGATIVE COVENANTS:

So long the Notes remain unpaid the Guarantor will not, without the prior written consent of the Bank:

1. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any Guaranty Collateral now owned or hereafter acquired, except:

(a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(b) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and which have been transferred to appropriate bond; and

(c) The Liens given to the Bank pursuant to the Loan Documents.

2. Mergers, Etc. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

3. Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any person and thereafter directly or indirectly lease back the same or similar property other than for fair market value.

4. Sale of Assets. The Guarantor shall not sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets other than for fair market value.

5. Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock in any Person other than Guarantor or any Subsidiary, or investment other than in the ordinary course of business or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc.; (3) other securities rated as investment grade quality by Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or Fitch Investors Service, Inc.; (4) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of Twenty Million Dollars ($20,000,000.00); and (5) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Guarantor or any Subsidiary.

6. Debt. Guarantor shall not incur any Debt that would result in impairment of Guarantor’s ability to perform its obligations under this Guaranty.

D.	FINANCIAL COVENANTS

1. Minimum Tangible Net Worth. The Guarantor shall, as of March 31, 2002 and thereafter, maintain a combined minimum Tangible Net Worth of $19,500,000.00. Thereafter, the minimum Tangible Net Worth shall increase by a minimum of 90% of pre-tax income annually on a cumulative basis, provided that a minimum combined Tangible Net Worth requirement determined by such formula shall not thereafter decrease as a result of any subsequent decrease in pre-tax income.

2. Ratio of Total Liabilities to Tangible Net Worth. The Guarantor shall maintain at all times a combined ratio of Total Liabilities divided by combined Tangible Net Worth of less than 1.75 to 1.0.

3. Fixed Charge Coverage Ratio. The Guarantor shall maintain at all times a minimum combined Fixed Charge Coverage Ratio of greater than 1.15 to 1.0. Compliance with this covenant shall be determined quarterly on a rolling quarter basis for the fiscal quarter just ended and the prior three fiscal quarters of the Guarantor.

This Guaranty shall not expire until all of the Obligations to Bank have been satisfied. This Guaranty shall be binding upon the Guarantor and its respective heirs, executors, administrators and assigns jointly and severally, and shall inure to the benefit of the Banks, its successors and assigns. The terms “Guarantor” and any pronouns referring thereto and used herein shall be construed in the masculine, feminine, neuter, singular or plural as the context may require.

IN WITNESS WHEREOF, this Guaranty has been executed and delivered to the Banks by the undersigned Guarantor as of the day and year first written above.

ASTROTECH SPACE OPERATIONS, INC.

By:	/s/ JULIA PULZONE
Name:	Julia Pulzone
Its:	Chief Financial Officer

EXHIBIT “A”

QUARTERLY REPORT FORM

Quarterly Compliance Certificate

This information is provided as of the          day of                     ,              from Astrotech Space Operations, Inc.

		Required		Calculated		Compliance
(Y/N)
1. Tangible Net Worth		$		$		__________

2. a. Total Liabilities	$
b. Tangible Net Worth	$

Debt / Tangible Net Worth Ratio (a/b)			1. :1.0		:1.0	__________

3. Pre-Tax Income	$
- Taxes & dividends	$
+Lease Expense	$
+Interest Expense	$
+Depreciation	$
a. sum	$

Interest Expense	$
+Lease Expense
+CM of Long Term Debt
b. sum

Fixed Charge Coverage Ratio (a/b)			1. :1.0		:1.0	__________

The undersigned hereby certify that to the best of their knowledge the above information is true and correct as of the date written.

ASTROTECH SPACE OPERATIONS, INC.		ASTROTECH FLORIDA HOLDINGS, INC.

By:		By:
	Name:		Name:
	As Its:		As Its: